Exhibit 1.02

Execution Version

TERMS AGREEMENT

April 22, 2025

Citigroup Inc.

388 Greenwich Street

New York, New York 10013

Attention: Assistant Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the “Company”), proposes to issue and sell €1,000,000,000 aggregate principal amount of its Floating Rate Senior Notes Due 2029 (the “Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, the entities named on the list attached as Annex A hereto (“Annex A”), as underwriters (the “Underwriters”), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on Annex A hereto at 99.750% of the principal amount thereof, plus accrued interest, if any, from the date of issuance. The Closing Date shall be April 29, 2025, at 9:00 a.m. (London Time). The closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006.

The Securities shall have the terms set forth in Annex B hereto. The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of Citivic Nominees Limited, as nominee for, and in respect of interests held through, Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), as described in the Prospectus relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by Euroclear and Clearstream and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus. Principal and interest on the Securities shall be payable in Euros. The record date for the Securities shall be the business day immediately preceding each interest payment date. Sections 12.02 and 12.03 of the indenture, dated as of November 13, 2013, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”) (as amended from time to time, the “Indenture”) relating to defeasance and discharge and covenant defeasance, respectively, shall apply to the Securities, and any funds or securities deposited pursuant to the defeasance provisions will be in Euros.

All the provisions contained in the document entitled “Citigroup Inc.— Amended and Restated Debt Securities — Underwriting Agreement — Basic Provisions” dated March 7, 2023 (the “A&R Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the A&R Basic Provisions had been set forth in full herein, except for

•	Section 1(h), which is hereby deleted in its entirety and replaced with the following:

In connection with the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its subsidiaries has breached or violated in any material way any applicable anti-bribery or anti-corruption laws or regulations, including the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, and the Company and its subsidiaries have instituted and maintain policies and procedures reasonably designed to achieve compliance therewith. No part of the proceeds of the offering of the Securities will be directly or knowingly indirectly used in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended.

•	Section 1(i), which is hereby deleted in its entirety and replaced with the following:

The Company and its subsidiaries have and will continue to maintain policies and procedures reasonably designed to achieve compliance by the Company and its subsidiaries with applicable laws, rules and regulations related to anti-money laundering and anti-terrorist financing initiatives in the jurisdictions in which it operates, and any related financial recordkeeping and reporting requirements.

•	Section 1(j), which is hereby deleted in its entirety and replaced with the following:

Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its subsidiaries (i) is, or is 50% or more owned by, an individual or entity that is currently the subject of any sanctions administered or imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by His Majesty’s Treasury) or other applicable sanctions authority (collectively, “Sanctions”), (ii) is located, organized or ordinarily resident in a country or territory that is the subject of comprehensive Sanctions that broadly prohibit dealings with that country or territory or (iii) will directly or indirectly use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities or business with any individual or entity, or in any country or territory that, at the time of such funding, is the subject of Sanctions, except to the extent permissible under the Sanctions.

•	Section 3, which is hereby deleted in its entirety and replaced with the following:

Delivery of and payment for the Securities shall be made on the date and at the time specified in this Agreement or at such time on such later date not more than three Business Days after such date as Citigroup Global Markets Limited shall designate, which date and time may be postponed by agreement between Citigroup Global Markets Limited and the Company or as provided in Section 9 of this Agreement (such date and time of delivery of and payment for the securities being herein called the “Closing Date”). The Underwriters acknowledge that the Securities will initially be credited to an account (the “Commissionaire Account”) for the benefit of the Underwriters, the terms of which include a third-party beneficiary clause (‘stipulation pour autrui’) with the Company as the third-party beneficiary and provide that such Securities are to be delivered to others only against payment of the net subscription monies for the Securities into the Commissionaire Account on a delivery against payment basis. The Underwriters acknowledge and agree that (i) the Securities shall be held to the order of the Company as set out in this section and (ii) the net subscription monies for the Securities received in the Commissionaire Account will be held on behalf of the Company until such time as they are transferred to the Company’s order. The Underwriters undertake that the net subscription monies for the Securities will be transferred to the Company’s order promptly following receipt of such monies in the Commissionaire Account. The Company acknowledges and accepts the benefit of the third-party beneficiary clause (‘stipulation pour autrui’) pursuant to the Civil Code of Belgium and Luxembourg, as applicable, in respect of the Commissionaire Account. It is understood that Citigroup Global Markets Limited, acting individually and not in a representative capacity, may (but shall not be obligated to) make payment to the Company on behalf of any other Underwriter for Securities to be purchased by such Underwriter. Any such payment by Citigroup Global Markets Limited shall not relieve any such Underwriter of any of its obligations hereunder. The Company shall pay to Citigroup Global Markets Limited on the Closing Date for the accounts of the Underwriters any fee, commission or other compensation specified in this Agreement. Payment for the Securities shall be made by wire transfer in immediately available funds to the account(s) specified to the Underwriters by the Company against delivery of the Securities through either Euroclear or Clearstream.

Terms defined in the A&R Basic Provisions are used herein as therein defined. The Execution Time means 3:40 p.m. (London Time).

The Company has authorized Citigroup Global Markets Limited as stabilizing manager (the “Stabilizing Manager”) to make adequate public disclosure regarding stabilization of the information required in relation to such stabilization by Commission Regulation (EC) 2273/2003. The Stabilizing Manager for its own account may, to the extent permitted by applicable laws and directives and provided that the aggregate principal amount of Securities allotted does not exceed 105% of the aggregate principal amount of the Securities, over-allot and effect transactions with a view to supporting the market price of the Securities at a level higher than that which might otherwise prevail. However, there is no obligation that the Stabilizing

Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Such stabilization, if commenced, may be discontinued at any time but must end no later than the earlier of 30 days after the issuance of the Securities and 60 days after the allotment of the Securities, and shall be conducted by the Stabilizing Manager in accordance with all applicable laws and directives.

The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Additionally, if any of the Underwriters is not a U.S. registered broker-dealer, to the extent it intends to effect any sales of the Securities in the United States, it will do so through a U.S. registered broker-dealer in accordance with the applicable U.S. securities laws and regulations and as permitted by FINRA regulations. Oversea-Chinese Banking Corporation Limited (“OCBC”) is restricted in its securities dealings in the United States and will not underwrite, subscribe, agree to purchase or procure purchasers to purchase securities that are offered or sold in the United States. Accordingly, OCBC shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase securities that may be offered or sold by other underwriters in the United States. OCBC shall offer and sell the Securities constituting part of its allotment solely outside the United States.

The execution of this Agreement by all parties will constitute the Underwriters’ acceptance of the ICMA Agreement Among Managers Version 1/New York Schedule subject to any amendment notified to the Underwriters in writing at any time prior to the execution of this Agreement. References to the “Managers” shall be deemed to refer to the Underwriters and references to “Settlement Lead Manager” shall be deemed to refer to Citigroup Global Markets Limited. As applicable to the Underwriters, Clause 3 of the ICMA Agreement Among Managers Version 1/New York Schedule shall be deemed to be deleted in its entirety and replaced with Section 9 of the A&R Basic Provisions.

The Company agrees to use its best efforts to have the Securities approved for listing on the regulated market of the Luxembourg Stock Exchange and to maintain such listing so long as any of the Securities are outstanding; provided, however, that if it is impracticable or unduly burdensome, in the good faith determination of the Company, to maintain such listing due to changes in applicable law or listing requirements occurring after the original issue date of the Securities, the Company may de-list the Securities from the regulated market of the Luxembourg Stock Exchange and shall use its reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation of the Securities by another listing authority, exchange or system within or outside the European Union as it may decide. If such an alternative admission is not available or is, in the Company’s opinion, unduly burdensome, such an alternative admission will not be obtained, and the Company shall have no further obligation in respect of any listing, trading or quotation for the Securities.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars (“USD”), the rate of exchange used shall be the prevailing rate on the date on which final judgments were entered. The Company’s obligation with respect to any sum due from it to any Underwriter or any person controlling any Underwriter shall, notwithstanding any judgment in a currency other than USD, not be discharged until the first business day following receipt by such Underwriter or controlling person of any sum in such other currency, and only to the extent that such Underwriter or controlling person of such Underwriter may in accordance with normal banking procedures purchase USD with such other currency. If the USD so purchased are less than the sum originally due to such Underwriter or controlling person hereunder, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter or controlling person of such Underwriter against such loss. If the USD so purchased are greater than the sum originally due to such Underwriter or controlling person of such Underwriter hereunder, such Underwriter or controlling person of such Underwriter agrees to pay to the Company an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriter or controlling person of such Underwriter hereunder.

Product Governance Rules:

United Kingdom

Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules: (i) Citigroup Global Markets Limited (the “UK Manufacturer”) acknowledges that it understand the responsibilities conferred upon it under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Securities and the related information set out in the Registration Statement, in the Preliminary Prospectus Supplement and the accompanying Prospectus and in the Prospectus Supplement and the accompanying Prospectus and any announcements in connection with the Securities; and (ii) the Underwriters (other than the UK Manufacturer) and the Company each note the application of the UK MiFIR Product Governance Rules and each acknowledge the target market and distribution channels identified as applying to the Securities by the UK Manufacturer and the related information set out in the Registration Statement, in the Preliminary Prospectus Supplement and the accompanying Prospectus and in the Prospectus Supplement and the accompanying Prospectus and any announcements in connection with the Securities.

Selling Restrictions:

European Economic Area

Each Underwriter represents and agrees that no Securities which are the subject of the offering contemplated by the Prospectus Supplement may be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(1) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); or

(2) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(3) not a qualified investor as defined in the Regulation (EU) 2017/1129 (the “Prospectus Regulation”); and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities.

United Kingdom

Each Underwriter represents and agrees that no Securities which are the subject of the offering contemplated by the Prospectus Supplement may be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(1) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or

(2) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(3) not a qualified investor as defined in the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities.

Additionally, in the United Kingdom, the Prospectus Supplement and the accompanying Prospectus is being distributed only to, and is directed only at qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive who are, (i) persons who have professional experience in matters relating to investments falling within Article 19 (5) of the FSMA (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, which persons together we refer to in this prospectus as “relevant persons.” Accordingly, each Underwriter represents and agrees that such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The Prospectus Supplement and the accompanying Prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which the Prospectus Supplement and the accompanying Prospectus relates is only available to, and will be engaged in with, relevant persons only.

Hong Kong

Each Underwriter:

(a) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (i) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The Securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEA”). Each Underwriter represents and agrees that it has not and will not offer or sell, directly or indirectly, any of the Securities in Japan or to, or for the account or benefit of, any resident of Japan (including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, any resident of Japan for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (1) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the FIEA and (2) in compliance with the other applicable laws, regulations and governmental guidelines of Japan.

Singapore

The Prospectus Supplement and accompanying Prospectus relating to this offering have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act 2001 (the “SFA”). Accordingly, each Underwriter has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, such Prospectus Supplement and accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Securities are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Karen Wang, Esq., Senior Vice President – Corporate Securities Issuance Legal of the Company, is counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company and counsel to the Underwriters.

Please accept this offer no later than 9:00 p.m. (London Time) on April 22, 2025 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated April 22, 2025, to purchase the Securities on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS LIMITED

By:	/s/ Paula Clarke
Name: Paula Clarke
Title: Delegated Signatory

[Additional underwriter signatures omitted]

[Signature Page to Terms Agreement]

ACCEPTED:

CITIGROUP INC.

By:	/s/ Elissa Steinberg
Name: Elissa Steinberg
Title: Assistant Treasurer

[Signature Page to Terms Agreement]

ANNEX A

Name of Underwriter	Principal Amount of Securities
Citigroup Global Markets Limited	€675,000,000
ANZ Securities, Inc.	€10,000,000
Barclays Bank PLC	€10,000,000
Banco Bilbao Vizcaya Argentaria, S.A.	€10,000,000
Bank Polska Kasa Opieki Spółka Akcyjna	€10,000,000
Bank of Montreal, London Branch	€10,000,000
Capital One Securities, Inc.	€10,000,000
Deutsche Bank AG, London Branch	€10,000,000
DZ Financial Markets LLC	€10,000,000
Emirates NBD Bank PJSC	€10,000,000
Erste Group Bank AG	€10,000,000
HSBC Bank plc	€10,000,000
ING Bank N.V.	€10,000,000
Intesa Sanpaolo IMI Securities Corp.	€10,000,000
Lloyds Bank Corporate Markets plc	€10,000,000
Mizuho International plc	€10,000,000
MUFG Securities EMEA plc	€10,000,000
National Australia Bank Limited (ABN 12 004 044 937)	€10,000,000
NATIXIS	€10,000,000
Nomura Securities International, Inc.	€10,000,000
Oversea-Chinese Banking Corporation Limited	€10,000,000
PNC Capital Markets LLC	€10,000,000
RBC Europe Limited	€10,000,000
Scotiabank (Ireland) Designated Activity Company	€10,000,000
SMBC Bank International Plc	€10,000,000
Société Générale	€10,000,000
The Toronto-Dominion Bank	€10,000,000
Westpac Banking Corporation	€10,000,000
ABN AMRO Capital Markets (USA) LLC	€5,000,000
Banco Santander, S.A.	€5,000,000
BNP Paribas	€5,000,000
Canadian Imperial Bank of Commerce, London Branch	€5,000,000
Commonwealth Bank of Australia	€5,000,000
Desjardins Securities Inc.	€5,000,000
Macquarie Capital (USA) Inc.	€5,000,000
National Bank of Canada Financial Markets	€5,000,000
Nykredit Bank A/S	€5,000,000
Standard Chartered Bank	€5,000,000
UBS AG London Branch	€5,000,000
Total	€1,000,000,000

ANNEX B

FINAL TERM SHEET

CITIGROUP INC.

€1,000,000,000

FLOATING RATE CALLABLE SENIOR NOTES DUE 2029

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	[Omitted]

Ranking:	Senior

Offering Format:	SEC-registered

Trade Date:	April 22, 2025

Settlement Date:	April 29, 2025 (T+5 days)

Maturity:	April 29, 2029

Par Amount:	€1,000,000,000

Coupon:	3 month EURIBOR + 110 bp, quarterly, payable in arrears

Coupon Payment Dates:	Quarterly, every January 29, April 29, July 29 and October 29

First Coupon Date:	July 29, 2025

Interest Determination Date:	The second TARGET business day prior to each interest payment date.

Re-offer Spread:	3 month EURIBOR + 110 bp

Public Offering Price:	100.000%

Day Count:	Actual/360

Business Days/Convention:	TARGET, London, New York; Modified following

Redemption at Issuer Option:	We may redeem the notes, at our option, in whole, but not in part from time to time, on or after April 29, 2028 at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange.

Settlement:	Euroclear / Clearstream

Minimum Denominations/Multiples:	€100,000 / multiples of €1,000 in excess thereof

Governing Law:	State of New York

Principal Paying Agent:	Citibank, N.A., London Branch

Documentation:	The notes will be issued under the issuer’s Registration Statement on Form S-3 No. 333-270327 filed with the U.S. Securities and Exchange Commission

Prohibition of Sales to EEA and UK Retail Investors:	Applicable

MiFID II professionals/ECPs-only / No EEA PRIIPs KID:	Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in EEA.

UK MiFIR professionals/ECPs-only / No UK PRIIPs KID:	Manufacturer target market (MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in UK.

ISIN:	XS3058827802

Common Code:	305882780

Sole Book Manager:	Citigroup Global Markets Limited

Joint Lead Managers:

ANZ Securities, Inc.

Barclays Bank PLC

Banco Bilbao Vizcaya Argentaria, S.A.

Bank Polska Kasa Opieki Spółka Akcyjna

Bank of Montreal, London Branch

Capital One Securities, Inc.

Deutsche Bank AG, London Branch

DZ Financial Markets LLC

Emirates NBD Bank PJSC

Erste Group Bank AG

HSBC Bank plc

ING Bank N.V.

Intesa Sanpaolo IMI Securities Corp.

Lloyds Bank Corporate Markets plc

Mizuho International plc

MUFG Securities EMEA plc

National Australia Bank Limited (ABN 12 004 044 937)

NATIXIS

Nomura Securities International, Inc.

Oversea-Chinese Banking Corporation Limited

PNC Capital Markets LLC

RBC Europe Limited

Scotiabank (Ireland) Designated Activity Company

SMBC Bank International Plc

Société Générale

The Toronto-Dominion Bank

Westpac Banking Corporation

Co-Managers:

ABN AMRO Capital Markets (USA) LLC

Banco Santander, S.A.

BNP Paribas

Canadian Imperial Bank of Commerce, London Branch

Commonwealth Bank of Australia

Desjardins Securities Inc.

Macquarie Capital (USA) Inc.

National Bank of Canada Financial Markets

Nykredit Bank A/S

Standard Chartered Bank

UBS AG London Branch

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-914